Exhibit 10.9


                        TELEVISION DISTRIBUTION AGREEMENT



     This will serve as an agreement between THE TELEVISION SYNDICATION COMPANY, INC., a Florida, USA corporation with offices at 501 Sabal Lake Drive, Suite 105, Longwood, Florida 32779 USA (hereinafter referred to as TVS) and WGL ENTERTAINMENT, a Florida company with offices at 2139 West State Road 434, Suite 101, Longwood, FL 32779 (hereinafter referred to as WGL).

     1. WGL hereby engages TVS as its sole and exclusive agent to the broadcasters and territories listed in Addendum A, for the purpose of marketing and distributing a television series titled "WGL MILLION DOLLAR SHOOTOUT" to all forms of television and video/ DVD.

     2. TVS will exert its best efforts to market and distribute said series in the prescribed territory and to maximize gross receipts therefrom.

     3. WGL shall be solely responsible for any and all expenses incurred in the development and production of the television series. WGL will also be responsible for providing TVS with DVD screening copies to send to prospective licensees. WGL will, further, supply TVS with complete scripts for each program in the series and photos that may be utilized for promoting the series.

     It is understood that any and all expenses incurred by TVS for the distribution and marketing of the series shall be borne by TVS. The only exception shall be that any media advertising or promotion requested by WGL shall be the financial responsibility of WGL.

     4. For its services, TVS shall receive a commission of 25% (TWENTY FIVE PER
CENT) of gross revenues derived from the licensing of the series in the United States of America; 35% (THIRTY FIVE PER CENT) of gross revenues derived from the licensing of the series in Canada; and 50% (FIFTY PER CENT) of gross revenues derived from the licensing of the series in all other countries of the world.

     Gross revenues shall be deemed to include any and all revenues received from these sources. Absolutely no deductions shall be made from gross revenues before dividing those revenues between TVS and WGL.

     5. TVS will enter into any and all agreements concerning the marketing and distribution of the series in the name of TVS WGL shall have approval over all agreements and will not unreasonably withhold approval. WGL will notify TVS in writing of there approval within 5 business days of receiving a license proposal. Copies of executed agreements will be provided to WGL TVS will pay WGL its share of all revenues derived from the licensing or other exploitation of said series within 14 days after said revenues are received by TVS.

     6. WGL represents and warrants that it is free to enter into and perform its obligations under this agreement. WGL also represents and warrants that it has all rights, titles and interests in, and to, the television series that it has engaged TVS to market and distribute.

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     WGL further represents and warrants that it will clear all music within the series for presentation on all forms of television, home video and non-theatrical outlets and products in all countries of the world and will be solely responsible for any fees due for the use of said music.

     7. The term of this agreement shall be from the date of signing for a period of one year and from year to year thereafter for so long as the series continues to generate revenues, except that either party may terminate the agreement at the end of any contract period by giving the other party written notice of its intention to terminate no less than 90 days prior to the end of any contract period. It is understood by both parties that any and all licenses and other agreements in place at the termination of this agreement shall remain in effect and TVS shall continue to receive commissions for so long as revenues are generated via licenses and other agreements negotiated by TVS. It is also understood that either party may terminate the agreement in the event that the other party is in material breach of this agreement; has been notified of that breach in writing; and has failed to correct said breach within 30 days. It is further understood by both parties that this agreement shall be terminated in the event that either party shall be involved in any form of voluntary or involuntary bankruptcy.

     8. This agreement shall not be assigned by either party without the expressed written consent of the other party.

     9. This agreement shall not be construed as a partnership or joint venture between the parties and neither party shall be responsible for any obligations, commitments or promises made by the other party.

     10. Each party shall hold the other party harmless from any and all actions, causes of action, claims, judgments and/or liens alleged to have occurred as a result of that party's or that party's employees', contractors', subcontractors' or agents' activities in conjunction with the creation, production, marketing, distribution and presentation of this television series.

     11. Any controversy or claim arising out of, or relating to, this agreement, or the breach thereof, shall be settled by arbitration administered by The American Arbitration Association under its Commercial Arbitration Rules and the decision of the arbitrators shall be final and binding upon all parties.

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     The  parties  acknowledge  acceptance  of  all terms and conditions in this agreement  by  their  signatures  below:


ACCEPTED & AGREED TO:                 ACCEPTED & AGREED TO:


/s/ Cassie M. Yde                     /s/ Michael S. Pagnano
------------------------------        ----------------------------
For THE TELEVISION SYNDICATION        For WGL ENTERTAINMENT
     COMPANY, INC.                    By MICHAEL S. PAGNANO
By CASSIE M. YDE                      Its CEO/EXECUTIVE PRODUCER
Its PRESIDENT


5-31-06                               5-25-06
---------------------                 ---------------------------
Date                                  Date

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                                   ADDENDUM A

                            TO THE AGREEMENT BETWEEN

                    THE TELEVISION SYNDICATION COMPANY, INC.

                                       AND

                                WGL ENTERTAINMENT


     It is agreed by both parties that, in addition to the marketing and distribution of the television series, TVS will handle the following ancillary rights:

          1. For the licensing of the series to airlines, or companies providing programming to airlines, for inflight entertainment systems worldwide, TVS shall deduct a 35% (THIRTY FIVE PER CENT) commission on gross revenues earned;

          2. And for the placement of the series on an internet web site or web sites, TVS shall deduct a commission equal to 35% (THIRTY FIVE PER CENT) of all revenues earned;


     The following is a list of those broadcasters and/or territories that TVS will have the exclusive rights to pursue:

     1. United States of America, specifically Spike TV, The Men's Channel, Discovery Networks, HD Net, Voom,
     2.   Canada
     3.   United Kingdom
     4.   South  Africa
     5.   All  of  Asia  including  Australia  and  Japan
     6.   Middle  East

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